Exhibit 10.22

THE HANOVER INSURANCE GROUP, INC.

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

This Performance-Based Restricted Stock Unit Agreement (the “Agreement”) is effective as of <GRANT DATE> (the “Grant Date”) by and between The Hanover Insurance Group, Inc., a Delaware corporation (the “Company”), and Jeffrey M. Farber (“Participant” or “you”). Capitalized terms used without definition herein shall have the meanings set forth in The Hanover Insurance Group 2014 Long-Term Incentive Plan (as it may be amended from time to time, the “Plan”).

P R E A M B L E

WHEREAS, pursuant to the terms of the Plan and this Agreement, the Administrator has agreed to grant to Participant performance-based Restricted Stock Units (the “PBRSUs”); and

WHEREAS, the PBRSUs will be subject to certain restrictions, the attainment of certain performance criteria and other terms and conditions as set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

PBRSUs.  The Administrator hereby grants to Participant <NUMBER OF PBRSUs> PBRSUs, each PBRSU representing the right to receive one share of Stock upon and subject to the restrictions, terms and conditions set forth below. The Stock issued upon vesting of the PBRSUs, if any, shall be referred to hereinafter as the “Shares”. The actual number of PBRSUs granted herein, if any, shall be subject to adjustment as set forth on Schedule A.

2.	Vesting. The PBRSUs shall vest as set forth below.

The PBRSUs will vest on the third anniversary of the Grant Date (the “Vesting Date”); provided:

i)The Company achieves the corporate goals set forth on Schedule A (the “Corporate Goals”) by the date set forth on Schedule A (the “Goal Completion Date”). The actual number of PBRSUs that shall be earned and that shall vest, if any, shall be determined in accordance with the terms set forth on Schedule A; and

ii)Participant remains continuously an Employee of the Company or any of its Affiliates (the Company and its Affiliates hereinafter referred to as “THG”) throughout the period from the Grant Date to the Vesting Date, except as provided in Section 4, 5, 6, 7 and 8 below.

The determination of (i) whether and to the extent the Corporate Goals set forth on Schedule A have been achieved, and (ii) any adjustment to the actual number of PBRSUs that are earned and vested, shall be in the sole and absolute discretion of the Administrator.  All decisions by the Administrator shall be final and binding upon Participant.

3.

Termination of Employment.  Except as provided in Sections 4 through 8, upon the termination of Participant's Employment prior to the Vesting Date for whatever reason, any unvested PBRSUs shall be automatically cancelled and forfeited and shall be returned to the Company for no consideration.

4.

Disability.  In the event Participant is Disabled prior to the Vesting Date, Participant shall immediately vest in a pro-rata portion of the PBRSUs as determined below and the remaining unvested PBRSUs shall be automatically forfeited and returned to the Company for no consideration.  For purposes of this subsection, the pro-rata portion of the PBRSUs that will vest shall be determined by dividing the number of days since the Grant Date through the date Participant is Disabled by 1,096 and applying this percentage to the number of PBRSUs earned, if any, as determined in accordance with Schedule A.  Any fractional Shares shall be rounded up such that only whole Shares are issued.  For purposes of this subsection, Participant shall be “Disabled” if he has been unable, for a period of twelve consecutive months, to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and has been receiving income replacement benefits for a period of twelve consecutive months under the Company’s Long-Term Disability Program.  The date that Participant is Disabled for purposes of this Agreement is the twelve-month anniversary of the date Participant commences receiving such benefits under the Company’s Long-Term Disability Program.

If Participant ceases to receive benefits under the Company’s Long-Term Disability Program prior to becoming Disabled and immediately returns to active Employment, the PBRSUs will continue to vest in accordance with Section 2 of this Agreement.

5.

Death.  In the event Participant’s Employment terminates due to his death prior to the Vesting Date, Participant shall immediately vest in a pro-rata portion of the PBRSUs and the remaining unvested PBRSUs shall be automatically forfeited and returned to the Company for no consideration. For purposes of this subsection, the pro-rata portion of the PBRSUs that will vest shall be determined by dividing the number of days that Participant was an Employee since the Grant Date through the date of his death by 1,096 and applying this percentage to the number of PBRSUs earned, if any, as determined in accordance with Schedule A. Any fractional Shares shall be rounded up such that only whole Shares are issued.

6.

Covered Transaction/Change in Control.  In the event of a Covered Transaction (other than a Change in Control, whether or not it is a Covered Transaction), the Administrator shall, with respect to the PBRSUs, take one of the actions set forth in Sections 7(a)(1), 7(a)(2) or 7(a)(3) of the Plan. Notwithstanding the terms of the Plan, in the event of a Change in Control (whether or not it is a Covered Transaction), the following rules shall apply:

(a) Except as provided below in Section 6(c), upon consummation of a Change in Control, to the extent the PBRSUs are outstanding and unvested immediately prior to the Change in Control, Participant shall automatically vest in such number of PBRSUs as determined in Section 6(b), as of immediately prior to the Change in Control.

(b) The number of PBRSUs that shall vest pursuant to Section 6(a) above, if any, shall be determined in accordance with the level of achievement of the Corporate Goals as set forth on Schedule A.

(c) Notwithstanding Section 6(a) above, no acceleration of vesting shall occur with respect to the PBRSUs if the Administrator reasonably determines in good faith prior to the occurrence of a Change in Control that this Award of PBRSUs shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by Participant's employer (or the parent or a subsidiary of such employer) immediately following the Change in Control, provided that the Alternative Award shall be a time-based restricted stock unit award that is no longer subject to any performance-based vesting requirement, and shall also:

(i) be based on stock which is traded, or will be traded upon consummation of the Change in Control, on an established securities market;

(ii) provide Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under this Award, including, but not limited to, an identical or better time-based vesting schedule and accelerated vesting provisions;

(iii) have substantially equivalent economic value to this Award (determined at the time of the Change in Control and based upon the number of Shares Participant would have received had the Award been accelerated pursuant to Section 6(a) above); and

(iv) have terms and conditions which provide that in the event that Participant's employment is involuntarily terminated (other than for Cause) or Participant terminates employment for “Good Reason” (as defined in Section 26) prior to the Vesting Date, Participant shall automatically vest in 100% of the Alternative Award and any conditions on Participant's rights under, or any restrictions on transfer or exercisability applicable to, such Alternative Award shall be waived or shall lapse.

(d) Notwithstanding Sections 6(a) and 6(c) above, in the event of a Change in Control, the Administrator may elect, in its sole discretion, exercised prior to the effective date of the Change in Control, to accelerate all of the PBRSUs, to the extent then outstanding.

(e) Upon vesting under Section 6 any remaining unvested PBRSUs shall be automatically cancelled and forfeited and returned to the Company for no consideration.

7.

Retirement.  If, prior to the Vesting Date, Participant’s Employment terminates as a result of his Retirement, all PBRSUs that are outstanding and unearned as of such Retirement will remain outstanding and be eligible to be earned, on a prorated basis, in accordance with Schedule A, and, to the extent so earned, will vest immediately upon being earned. For purposes of this subsection, the number of PBRSUs that are earned following the date of Participant’s Retirement will be determined by (A) dividing the number of days of Participant’s Employment since the Grant Date prior to such Retirement by 1,096, and (B) multiplying the percentage determined under clause (A) by the number of PBRSUs that become earned in accordance with Schedule A, with the resulting number of PBRSUs that are earned rounded up to the nearest whole PBRSU.

For the purpose of this Agreement, a termination of Employment shall be deemed to be a “Retirement” if all of the following conditions are satisfied:  (i) Participant’s Employment terminates (other than for Cause), (ii) he or she is either (x) 65 years of age or older, as of the date of such termination, or (y) 60 years of age or older, as of the date of such termination and, immediately prior to such termination, Participant has been in continuous Employment for five or more years, and (iii)(1) Participant provides the Company not less than six months’ advanced written notice of Participant’s intent to retire (the “Notice Period”), and (2) remains in continuous Employment and in good standing during such Notice Period and terminates employment at the end of such Notice Period. The Company may, in its sole discretion waive, in whole or in part, the requirements of clause (iii) of the preceding sentence.  In the event that Participant’s Employment is terminated for Cause during the Notice Period the PBRSUs will be automatically cancelled and forfeited and shall be returned to the Company for no consideration.

Notwithstanding the foregoing, in the event a Change in Control occurs prior to Participant’s termination of Employment as a result of his Retirement, effective immediately upon the occurrence of such Change in Control, the terms of this Section 7 will be void and shall immediately terminate and be of no further force and effect

8.

Involuntary/Construction Termination.  In the event Participant’s Employment is terminated (other than for Cause or as a result of or in connection with the events set forth in Sections 4, 5, 6 or 7), or Participant terminates Employment for Good Reason, effective immediately prior to such termination, Participant will be given one additional year’s vesting credit for purposes of the time-based vesting requirement under Section 2(ii) (the “Vesting Credit”).  If, after application of the Vesting Credit, Participant shall be deemed to have satisfied the vesting requirement set forth in Section 2(ii), the PBRSUs shall remain outstanding and shall be earned, if at all, as determined in accordance with Schedule A. To the extent, after application of the Vesting Credit, Participant is not deemed to have satisfied the vesting requirement set forth in Section 2(ii), upon such termination the PBRSUs shall be automatically cancelled and forfeited and be returned to the Company for no consideration.  Any payment under this Section 8 is expressly conditioned on, and shall only be effective upon, Participant’s execution of the separation agreement required pursuant to Section 7 of that certain Offer Letter dated September 21, 2016, by and between the Company and Participant (the “Offer Letter”).  If Participant’s Employment is terminated under the circumstances provided for in this Section 8 following the end of the Performance Period, with respect to any PBRSUs earned in accordance with Schedule A, the Company shall issue the Shares to Participant not later than the Vesting Date.

9.

Termination of Agreement.  Except as otherwise expressly set forth herein, if the Corporate Goals are not satisfied in accordance with the terms set forth on Schedule A by the Goal Completion Date, this Agreement shall automatically terminate and Participant shall be deemed to have forfeited all rights to the PBRSUs.

10.

Notices.  Notices hereunder shall be in writing and, if to the Company, shall be delivered personally to the Human Resources Department or such other party as designated by the Company or mailed to its principal office and, if to Participant, shall be delivered personally or mailed to Participant at his or her address on the records of the Company.

11.

Dividend Equivalents; Voting Rights. In the event that a cash dividend is paid with respect to shares of Stock prior to the Vesting Date (or such earlier date that the PBRSUs are settled hereunder), on the payment date of any such cash dividend the number of PBRSUs held by Participant shall be increased by that number of PBRSUs which is equal to (i) the number of outstanding PBRSUs then held by Participant on the record date of the cash dividend multiplied by (ii) the amount of the cash dividend divided by (iii) the fair market value of a share of Stock on the date the dividend is paid.  Any PBRSUs that are credited to Participant under this Section 11 shall be treated in the same manner as the PBRSUs granted under Section 1 of this Agreement and shall only vest and be settled to the extent they vest in accordance with this Agreement and otherwise satisfy the requirements under this Agreement. Upon vesting, any fractional Shares shall be rounded up such that only whole Shares are issued.  Notwithstanding any of the foregoing, this Award shall not be interpreted to bestow upon Participant any equity interest or ownership in the Company prior to the date on which the Company delivers Shares and Participant shall not be entitled to any dividends (or, except as provided above, dividend equivalency rights) in respect of the PBRSUs or have any voting rights until and to the extent the PBRSUs vest and Shares are delivered in settlement of the PBRSUs.  For avoidance of doubt, Participant shall only be entitled to dividend equivalent payments to the extent the underlying PBRSUs are earned and vested.

12.

Delivery of Shares and Payment of Dividend Equivalents.  The Company shall deliver Shares in respect of earned and vested PBRSUs and shall pay any amounts in respect of dividend equivalents credited under Section 11 of this Agreement with respect only to such earned and vested PBRSUs to Participant (or, in the event of Participant’s death, to Participant’s estate or beneficiary) on or as soon as reasonably practicable, but in no event more than 60 days, following the applicable vesting date.

13.

Non-Hire/Solicitation/Confidentiality/Code of Conduct.  As a condition of Participant’s eligibility to receive these PBRSUs and regardless of whether such PBRSUs vest, Participant agrees that he or she will (a) not, directly or indirectly, during the term of his or her Employment, and for a period of one year (two years if terminate Employment by reason of

Retirement) thereafter, hire,  solicit, entice away or in any way interfere with THG’s relationship with, any of its officers or employees, or in any way attempt to do so or participate with, assist or encourage a third party to do so; (b) neither disclose any of THG’s confidential and proprietary information to any third party, nor use such information for any purpose other than for the benefit of THG and in accordance with THG policy; (c) not, during the term of Participant’s Employment, and for a period of one year (two years if terminate Employment by reason of Retirement) thereafter, interfere with or seek to interfere with, THG’s relationships with any of its policyholders, customers, clients, agents or vendors; and (d) at all times comply with (i) THG’s Code of Conduct and other policies and procedures as in effect from time to time, and (ii) any non-competition, non-disclosure, non-solicitation or similar agreement he or she may have with the Company or its Affiliates.  The terms of this Section 13 shall survive the expiration or earlier termination of this Agreement.

14.	Damages/Specific Performance.

(a)Participant hereby acknowledges and agrees that in the event of any breach of Section 13 of this Agreement, the Company would be irreparably harmed and could not be made whole by monetary damages.  Participant accordingly agrees to waive the defense in any action for injunctive relief or specific performance that a remedy at law would be adequate and that the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to an injunction or to compel specific performance of Section 13 of this Agreement.

(b)In addition to any other remedy to which the Company may be entitled at law or in equity (including the remedy provided in the preceding paragraph), Participant hereby acknowledges and agrees that in the event of any breach of Section 13 of this Agreement, Participant shall be required to refund to the Company the value received by Participant upon vesting of the PBRSUs; provided, however, that the Company makes any such claim, in writing, against Participant alleging a violation of Section 13 of this Agreement not later than two years following Participant’s termination of Employment.

15.

Successors.  The provisions of this Agreement will benefit and will be binding upon the permitted assigns, successors in interest, personal representatives, estates, heirs and legatees of each of the parties hereto. However, the PBRSUs and dividend equivalents are non-assignable, except as may be permitted by the Plan.

16.

Interpretation.  The terms of the PBRSUs are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

17.	Facsimile and Electronic Signature. The parties may execute this Agreement by means of a facsimile or electronic signature.

18.

Entire Agreement; Counterparts.  This Agreement, the Plan and the Offer Letter contain the entire understanding between the parties concerning the subject contained in this Agreement.  Except for the Agreement, the Plan and the Offer Letter there are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto, relating to the subject matter of this Agreement, that are not fully expressed herein.  This Agreement may be signed in one or more counterparts, all of which shall be considered one and the same agreement.

19.

Further Assurances.  Each party to this Agreement agrees to perform all further acts and to execute and deliver all further documents as may be reasonably necessary to carry out the intent of this Agreement.

20.

Severability.  In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, will not be affected, and such unenforceable provisions shall be automatically replaced by a provision as similar in terms as may be valid and enforceable.

21.

Construction.  Whenever used in this Agreement, the singular number will include the plural, and the plural number will include the singular, and the masculine or neuter gender shall include the masculine, feminine, or neuter gender.  The headings of the Sections of this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes.  The Administrator shall have full discretion to interpret and administer this Agreement.  Any actions or decisions by the Administrator in connection with this Agreement shall be conclusive and binding upon Participant.

22.

No Effect on Employment.  Nothing contained in this Agreement shall be construed to limit or restrict the right of THG to terminate Participant’s Employment at any time, with or without cause, or to increase or decrease Participant’s compensation from the rate of compensation in existence at the time this Agreement is executed.

23.

Taxes.  The vesting and settlement of the PBRSUs and the payment of any dividend equivalent amounts will give rise to “wages” subject to withholding.  Participant expressly acknowledges and agrees that Participant’s rights hereunder, including the right to be issued Shares in settlement of the PBRSUs and the right to receive any payment of dividend equivalents amounts, are subject to Participant promptly remitting to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) any amounts determined by the Company to be required to be withheld.  No Shares will be transferred, and no payments of dividend equivalent amounts will be made, pursuant to the settlement of the PBRSUs unless and until Participant has remitted to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements, or has made other arrangements satisfactory to the Company with respect to such taxes.  Participant authorizes the Company to withhold such amount from any amounts otherwise owed to Participant, including such amounts as are necessary to satisfy any employment tax obligations arising prior to the settlement of the PBRSUs. The Company may, at its option, withhold from the PBRSUs, or the Shares which such PBRSUs represent, a sufficient number of PBRSUs/Shares to satisfy the minimum federal, state and local tax withholding due (or such greater amount which would not result in adverse accounting consequences to the Company, as determined by, and in the sole discretion of, the Company, it being understood that any Shares withheld in excess of the statutory minimum amount shall not again be available for issuance under the Plan, to the extent required to satisfy applicable stock exchange listing standards), if any, and remit the balance of the PBRSUs/Shares to Participant.

The Company makes no representations to Participant with respect to the tax treatment of any amount paid or payable pursuant to this Award.  While this Award is intended to be interpreted and operated to the extent possible so that any such amounts shall be exempt from the requirements of Section 409A, in no event shall the Company be liable to Participant for or with respect to any taxes, penalties and/or interest which may be imposed upon any such amounts pursuant to Section 409A or any other federal or state tax law.  To the extent that any such amount should be subject to Section 409A (or any other federal or state tax law), Participant shall bear the entire risk of any such taxes, penalties and or interest.

24.

Waiver of Jury Trial.  By accepting this Award under the Plan, Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under (a) the Plan, (b) any Award, or (c) any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection with any of the foregoing, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury.

25.

Additional Restrictions.  The Administrator may cancel, rescind, withhold or otherwise limit or restrict this Award (in whole or in part) at any time if Participant is not in compliance with all applicable provisions of this Agreement and the Plan, or if Participant breaches any agreement with THG, including with respect to the Code of Conduct or other policies of THG, or any non-competition, non-solicitation, confidentiality or other similar provisions.  Without limiting the generality of the foregoing, the Administrator may recover the PBRSUs and payments under or gain in respect thereto to the extent required to comply with Section 10D of the Securities Exchange Act of 1934, as amended, or any stock exchange or similar rule adopted under said Section.  In addition, rights, payments and benefits under this Award shall be subject to repayment to, or recoupment by, THG in accordance with any clawback or recoupment policies and procedures that THG may adopt from time to time.

26.	Definitions. As used herein, the terms “Cause” and “Good Reason” shall have the meanings set forth in the Offer Letter.

27.

Notice and Opportunity to Cure.  In the event Participant believes that a “Good Reason” event has been triggered, Participant must give the Company written notice within 30 days of the first occurrence of such triggering event and a proposed termination date which shall be not sooner than 60 days nor later than 90 days after the date of such notice. Such notice shall specify Participant’s basis for determining that “Good Reason” has been triggered.  The Company shall have the right to cure a purported “Good Reason” within 30 days of receipt of said notice and, if so cured, a termination of Participant’s Employment shall not be considered to be for “Good Reason” as a result of such event. To the extent that the Company does not cure such event within this thirty (30) day period, Participant shall be required to terminate his Employment within the time frame set forth in his notice in order to have his termination of Employment treated as a Good Reason termination hereunder.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Grant Date.

THE HANOVER INSURANCE GROUP, INC.

By:
Name:
Title:

Jeffrey M. Farber